EXHIBIT 5.1

                                HOLLAND & KNIGHT
                                  [LETTERHEAD]


                                             April 28, 1997


The Panda Project, Inc.
901 Yamato Road
Boca Raton, FL  33431

          RE: THE PANDA PROJECT, INC. (THE "COMPANY") - REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

You have requested our opinion in connection with the above-referenced Registration Statement, (the "Registration Statement"), under which certain shareholders (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 48,418 shares (the "Shares") of the common stock, $.01 par value per share, of the Company (the "Common Stock").

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             Holland & Knight


                                             By:  /s/ STEVEN SONBERG
                                                --------------------------
                                                Steven Sonberg